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                                                                Exhibit No. 99.1

NEWS RELEASE

                 PIEDMONT NATURAL GAS TO PURCHASE THE ASSETS OF
                     NORTH CAROLINA GAS FROM NUI CORPORATION

CHARLOTTE, NC - (May 15, 2002) - Piedmont Natural Gas (NYSE:PNY) today announced an agreement to purchase the assets of North Carolina Gas, a natural gas distribution division of NUI Corporation, for approximately $26 million in cash. North Carolina Gas serves 14,000 customers in Rockingham and Stokes counties, which are contiguous to Piedmont's service territory.

The purchase is consistent with Piedmont's core business strategy of continuing to grow its natural gas distribution business by pursuing profitable acquisition and business opportunities in its Southeast markets. In 2001, Piedmont completed the purchase of the natural gas distribution system serving the Gaffney area in Cherokee County, South Carolina from Atmos Energy Corporation. Also in 2001, the company began service to new territory in Avery, Mitchell and Yancey counties in North Carolina.

"We look forward to including the North Carolina Gas customers as part of the 440,000 natural gas customers we now serve in North Carolina," commented Piedmont CEO Ware F. Schiefer. "As part of our mission, Piedmont intends to become a vital part of the communities in Rockingham and Stokes counties, and an exemplary corporate citizen." Completion of the acquisition is contingent upon approval from several regulatory bodies including the North Carolina Utilities Commission. These approvals, and closing of the purchase, are expected within this calendar year.

Piedmont Natural Gas is an energy and services company primarily engaged in the distribution of natural gas to 710,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

This press release contains forward-looking statements. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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